[Nicholas Barr Letterhead]

Board of Directors
United Mines, Inc.
Tucson, AZ

CONSENT OF NICHOLAS R. BARR, GEOLOGIST

I consent to the use of my report entitled Preliminary Geological Investigation of portions of the Cerro Colorado Mining District Pima County Arizona, as revised, dated July 3, 2006, in the Registration Statement of United Mines, Inc. on Form S-1 filed with the U.S. Securities and Exchange Commission, and First Amended Form S-1 to be filed with the U.S. Securities and Exchange Commission.

/s/ Nicholas r. Barr
Geologist
Apache Junction, Arizona

February 16, 2009